UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2008

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California		95002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On March 5, 2008, we announced financial results for our fourth quarter and fiscal year ended January 31, 2008. Net service revenues for the quarter were $51.0 million in the fourth quarter of fiscal year 2008, a slight decrease from the $53.5 million in the same prior year period. Net technology revenues were $7.0 million, which included recognition of Comcast development revenues of $4.2 million. This was an increase of 106%, compared with $3.4 million in the fourth quarter of fiscal year 2007. The net loss for the quarter was ($6.4) million or ($0.06) per basic and diluted share, compared to a net loss of ($19.5) million or ($0.20) per share, for the three months ended January 31, 2007. Note that during the quarter the revenue recognition period of product lifetime subscriptions sold before November 1, 2007 was increased from 48 months to 54 months as these subscriptions are keeping the TiVo service longer than originally estimated. This change to a longer amortization period reduced service and technology revenues by approximately $2.5 million in the fourth quarter. We also increased the amortization period to 60 months for new product lifetime subscriptions which are offered on a limited basis and are primarily related to the TiVo HD DVR.

As of January 31, 2008 our total subscriptions were approximately 3.9 million. TiVo-Owned subscription gross additions were 109,000 for the quarter, compared to 163,000 in the fourth quarter of last fiscal year. TiVo-Owned net subscription additions were 33,000 compared to 101,000 in the fourth quarter of last fiscal year. Our monthly churn rate increased to 1.5% for the quarter ended January 31, 2008 as compared to 1.2% in the year ago period. The installed base of MSO/Broadcasters’ TiVo subscriptions has declined to approximately 2.2 million from 2.7 million a year ago.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Revenues
Service revenues	$51,025	$53,543	$211,496	$198,924
Technology revenues	7,027	3,417	19,382	18,409
Hardware revenues	16,066	19,890	41,798	41,588

Net revenues	74,118	76,850	272,676	258,921
Cost of revenues
Cost of service revenues (1)	12,019	12,445	42,976	43,328
Cost of technology revenues (1)	5,252	3,476	17,367	16,849
Cost of hardware revenues	23,885	43,534	91,918	112,212

Total cost of revenues	41,156	59,455	152,261	172,389

Gross margin	32,962	17,395	120,415	86,532

Research and development (1)	15,416	12,755	58,780	50,728
Sales and marketing (1)	7,336	6,784	23,987	22,520
Sales and marketing, subscription acquisition costs	7,195	9,915	31,050	20,767
General and administrative (1)	10,234	8,852	42,954	44,813

Total operating expenses	40,181	38,306	156,771	138,828

Loss from operations	(7,219)	(20,911)	(36,356)	(52,296)
Interest income	1,066	1,426	5,031	4,767
Interest expense and other	(183)	(8)	(102)	(173)

Loss before income taxes	(6,336)	(19,493)	(31,427)	(47,702)
Provision for income taxes	(22)	(17)	(30)	(52)

Net loss	$(6,358)	$(19,510)	$(31,457)	$(47,754)

Net loss per common share - basic and diluted	$(0.06)	$(0.20)	$(0.32)	$(0.53)

Weighted average common shares used to calculate basic and diluted net loss per share	98,517,991	96,415,236	97,510,576	89,864,237

(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$216	$117	$729	$470
Cost of technology revenues	729	338	2,422	1,020
Research and development	1,934	1,419	7,326	5,596
Sales and marketing	737	385	2,205	1,649
General and administrative	2,081	1,720	10,157	5,977

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	January 31, 2008	January 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$78,812	$89,079
Short-term investments	20,294	39,686
Accounts receivable, net of allowance for doubtful accounts of $1,194 and $271	20,019	20,641
Inventories	17,748	29,980
Prepaid expenses and other, current	3,792	3,071

Total current assets	140,665	182,457
LONG-TERM ASSETS
Property and equipment, net	11,349	11,706
Purchased technology, capitalized software, and intangible assets, net	13,522	16,769
Prepaid expenses and other, long-term	1,513	1,018

Total long-term assets	26,384	29,493

Total assets	$167,049	$211,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$23,615	$37,127
Accrued liabilities	27,050	36,542
Deferred revenue, current	59,341	64,872

Total current liabilities	110,006	138,541
LONG-TERM LIABILITIES
Deferred revenue, long-term	38,128	54,851
Deferred rent and other	309	1,562

Total long-term liabilities	38,437	56,413

Total liabilities	148,443	194,954
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000;
Issued shares are100,098,426 and 97,311,986, respectively and outstanding shares are 99,970,947 and 97,231,483, respectively	100	97
Additional paid-in capital	792,654	759,314
Accumulated deficit	(773,302)	(741,845)
Less: Treasury stock, at cost - 127,479 and 80,503 shares, respectively	(846)	(570)

Total stockholders’ equity	18,606	16,996

Total liabilities and stockholders’ equity	$167,049	$211,950

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve Months Ended January 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,457)	$(47,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	10,326	7,759
Stock-based compensation expense	22,839	14,712
Inventory write-down	5,892	—
Loss on inventory barter transaction and utilization of trade credits	1,331	—
Allowance for doubtful accounts	923	215
Changes in assets and liabilities:
Accounts receivable	(301)	(745)
Inventories	3,566	(19,041)
Prepaid expenses and other	227	5,643
Accounts payable	(12,437)	11,963
Accrued liabilities	(9,492)	(663)
Deferred revenue	(22,254)	(5,754)
Deferred rent and other long-term liabilities	(1,253)	158

Net cash used in operating activities	$(32,090)	$(33,507)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(30,808)	(28,621)
Sales of short-term investments	50,200	7,850
Acquisition of property and equipment	(7,422)	(7,341)
Acquisition of capitalized software and intangibles	(375)	(13,125)

Net cash provided by (used in) investing activities	$11,595	$(41,237)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing expenses related to line of credit	—	(641)
Proceeds from issuance of common stock, net	—	64,539
Proceeds from issuance of common stock related to exercise of warrants	—	3,330
Proceeds from issuance of common stock related to exercise of common stock options	7,107	9,075
Proceeds from issuance of common stock related to employee stock purchase plan	3,397	2,792
Treasury Stock - repurchase of stock for tax withholding	(276)	(570)

Net cash provided by financing activities	$10,228	$78,525

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(10,267)	$3,781

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	89,079	85,298

Balance at end of period	$78,812	$89,079

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2008	2007	2008	2007
TiVo-Owned Subscription Gross Additions	109	163	276	429
Subscription Net Additions/(Losses):
TiVo-Owned	33	101	19	235
MSOs/Broadcasters	(155)	(91)	(518)	(155)

Total Subscription Net Additions/(Losses)	(122)	10	(499)	80
Cumulative Subscriptions:
TiVo-Owned	1,745	1,726	1,745	1,726
MSOs/Broadcasters	2,201	2,718	2,201	2,718

Total Cumulative Subscriptions	3,946	4,444	3,946	4,444
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	61%	58%	61%	58%

Included in the 3,946,000 subscriptions are approximately 175,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSO’s/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, and Comcast and in the future Cox and Seven and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We have from time-to-time offered a product lifetime subscription for general sale, under which consumers could purchase a subscription that is valid for the lifetime of a particular DVR. We count these as subscriptions until both of the following conditions are met: (i) the period we use to recognize lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six-month period. Lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. During the quarter ended April 30, 2006, we discontinued general sale of the product lifetime service option. During the quarter ended January 31, 2008, we began offering product lifetime service subscriptions only to existing customers. Additionally, we have extended the period we use to recognize product lifetime subscription revenues from 48 months to 54 months for lifetime subscriptions acquired on or before October 31, 2007. Additionally, we also increased the amortization period to 60 months for product lifetime subscriptions acquired on or after November 1, 2007 which are offered on a limited basis and primarily related to the TiVo HD DVR. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSO/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2008	2007	2008	2007
	(In thousands)		(In thousands)
Average TiVo-Owned subscriptions	1,727	1,672	1,721	1,584
TiVo-Owned subscription cancellations	(76)	(62)	(257)	(194)

TiVo-Owned Churn Rate per month	-1.5%	-1.2%	-1.2%	-1.0%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities for our low cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
Subscription Acquisition Costs	2008	2007	2008	2007
	(In thousands, except SAC)		(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$7,195	$9,915	$31,050	$20,767
Hardware revenues	$(16,066)	$(19,890)	$(41,798)	$(41,588)
Cost of hardware revenues	$23,885	$43,534	$91,918	$112,212

Total Acquisition Costs	15,014	33,559	81,170	91,391

TiVo-Owned Subscription Gross Additions	109	163	276	429
Subscription Acquisition Costs (SAC)	$138	$206	$294	$213

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net hardware revenues (defined as gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2008	2007	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$51,025	$53,543	$211,496	$198,924
Less: MSOs/Broadcasters-related service revenues	(7,133)	(8,452)	(27,440)	(32,257)

TiVo-Owned-related service revenues	43,892	45,091	184,056	166,667
Average TiVo-Owned revenues per month	14,631	15,030	15,338	13,889
Average TiVo-Owned per month subscriptions	1,727	1,673	1,721	1,584

TiVo-Owned ARPU per month	$8.47	$8.98	$8.91	$8.77

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs/Broadcasters Average Revenue per Subscription	2008	2007	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$51,025	$53,543	$211,496	$198,924
Less: TiVo-Owned-related service revenues	(43,892)	(45,091)	(184,056)	(166,667)

MSOs/Broadcasters-related service revenues	7,133	8,452	27,440	32,257
Average MSOs/Broadcasters revenues per month	2,378	2,817	2,287	2,688
Average MSOs/Broadcasters per month subscriptions	2,279	2,767	2,481	2,836

MSOs/Broadcasters ARPU per month	$1.04	$1.02	$0.92	$0.95

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation. The decrease in ARPU per month for TiVo-Owned subscriptions during the fourth quarter ended January 31, 2008 as compared to the prior year period was the result of the recent change in amortization period for product lifetime subscriptions.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.

Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies, profitability and financial guidance, distribution of the TiVo service domestically with Comcast and Cox and internationally in Australia, Mexico, Canada and Taiwan, growth and innovation in TiVo’s advertising and audience research measurement business, TiVo’s software development for the cable industry, the results of TiVo’s litigation with EchoStar, how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, the outcome of legal proceedings and claims, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and all subsequent filings. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: March 5, 2008	By:	/s/ Cal Hoagland
Cal Hoagland
Interim Chief Financial Officer (Principal Financial and Accounting Officer)